Exhibit 10.1

Rambus Inc.

1050 Enterprise Way, Suite 700

Sunnyvale, CA 94089

408-462-8000

rambus.com

August 9, 2019

Dear Sean:

We are pleased to offer you a position with Rambus or one of its affiliates or subsidiaries (the “Company” or “Rambus”) as Chief Operating Officer. This letter will confirm the terms of your employment with the Company as follows:

Your starting base salary will be USD$19,791.66 gross semi-monthly, which over a full year would equal USD$475,000 before taxes and any other withholdings. You will also have an annual target bonus of USD$380,000 before taxes and any other withholdings annually so long as you are an employee with the Company on the bonus payout date (pursuant to the Company’s Corporate Incentive Plan) beginning in the fiscal and calendar year 2019. You will be eligible for a prorated bonus for the fiscal and calendar year 2019.

As an incentive to accept employment, the Company will pay you an additional $300,000 promptly following your first date of employment, and then an additional $300,000 twelve months following the first date of your employment with the Company, provided, that you remain an employee in good standing.

You will be classified as an exempt employee, reporting to our Chief Executive Officer, Luc Seraphin. You will be eligible for Rambus’ standard benefits package including insurance and other benefits.

As an inducement to accept employment with the Company, Rambus will grant you the following equity awards:

(a)

An inducement award of 112,782 RSUs after the grant approval process is completed on the first business day of the first full month after your first day of employment at Rambus. These RSUs will vest as follows: 50% of the RSUs will vest twelve months from the date of grant, and the remaining 50% of the RSUs will vest twenty-four months from the date of grant.

(b)

An inducement award of 112,782 Performance Stock Units (“PSUs”) after the grant approval process is completed on the first business day of the first full month after your first day of employment at Rambus. The PSUs vest based upon the achievement of Customer Licensing Income (“CLI”) compound annual growth measured over a three-year performance period. The initial payout will then be modified +/-25% based on the Company’s TSR ranking relative to its compensation peer group. Compound annual CLI growth of 5% results in 50% of target payout. Each additional 1% compound annual growth results in 10% of the target number of performance units vesting, up to a maximum of 160% of target performance units at 16% compound annual growth. If compound annual CLI growth is below 5%, the performance units are forfeited. At the end of the performance period, if Rambus’ TSR is in the top third of the peer group, the payout number of shares will be multiplied by 125%; middle third performance will have no additional impact on payout, and bottom third performance will have a negative 25% impact.

The foregoing equity awards are described in more detail, and subject to all terms and conditions set forth in the attached equity award agreements and the related equity plans. As part of the senior executive team, you will also be eligible to participate in the upcoming annual compensation cycle commencing in January 2020, which will include additional equity awards consisting of RSUs and performance stock units in amounts to be determined by the Compensation Committee of the Board of Directors of Rambus at such time.

Enclosed is a copy of our Employment, Confidential Information and Invention Assignment Agreement. This document assigns rights to all inventions to Rambus and requires you to keep confidential all matters regarding Rambus technology and business relationships until Rambus has made such information public. Please read, sign, and return this agreement on your first day of work.

Also enclosed is a copy of our Insider Trading Policy and Code of Business Conduct and Ethics. Please review, sign the acknowledgment form, and return on your first day of work.

For purposes of federal immigration law, you will be required to provide to Rambus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or your employment may be terminated. Please bring the appropriate documents on your first day of employment.

If you choose to accept this offer, your employment with Rambus will be voluntarily entered into and will be for no specified period. As a result, you will be an “at-will” employee and will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Rambus will have a similar right and may conclude its employment relationship with you at any time, with or without cause or reason.

You may accept this offer by signing below and entering your start date. We will expect a reply from you no later than August 12, 2019, after which this offer will be closed. Please retain the extra copy of this letter for your personal records.

This offer is contingent upon the satisfactory background verification of criminal, education, employment and reference check(s).

Sean, I know you can do a great job for us. I believe Rambus is an excellent company that can provide you with a continuing challenge and opportunity for personal growth.

We all hope you decide to join us.

Sincerely,

/s/ Luc Seraphin

Luc Seraphin

CEO

Rambus Inc.

I have read and accept the above:

/s/ Sean Fan	August 9, 2019
Signature	Date Signed

August 26, 2019
Start Date